Exhibit 99.1
Polypore Reports Strong Second Quarter Sales and Earnings Growth
CHARLOTTE, NC — July 30, 2008 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the second quarter ended June 28, 2008, which were highlighted by continued sales and earnings growth.
•	Sales were $164.7 million, up 26% from $131.1 million in the second quarter of 2007.

•	Operating income was $31.4 million compared with operating income of $24.6 million in the prior-year period.

•
Income from continuing operations in the quarter increased to $11.2 million, or $0.26 per diluted share (excluding one-time items, Adjusted Net Income was $11.5 million, or $0.27 per diluted share), compared with a net loss from continuing operations in the prior-year period of $1.1 million, or a loss of $0.04 per diluted share (excluding one-time items, Adjusted Net Loss was $1.0 million, or a loss of $0.04 per diluted share).

Commenting on the second quarter results, Robert B. Toth, President and Chief Executive Officer, said, “We are pleased with second quarter performance and the ongoing robust development activity in our markets and across our businesses. Polypore is well positioned to participate in global growth driven by the increasing demand for mobile power and purity as it relates to high performance filtration.”
For the six month period ended June 28, 2008:
•	Sales were $310.0 million, up 19% from $260.1 million in the first six months of 2007.

•	Operating income was $61.5 million compared with operating income of $49.2 million in the prior-year period.

•
Income from continuing operations increased to $21.7 million, or $0.53 per diluted share (excluding one-time items, Adjusted Net Income was $22.4 million, or $0.54 per diluted share), compared with income from continuing operations in the prior-year period of $1.0 million, or $0.04 per diluted share (excluding one-time items, Adjusted Net Income was $1.1 million, or $0.05 per diluted share).

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit facility, includes adjustments for the pro forma impact of acquisitions and is defined and reconciled to net income as noted in the attached table. Adjusted EBITDA was $46.7 million in the second quarter of 2008 compared with $38.0 million in the second quarter of 2007. Adjusted EBITDA for the twelve months ended June 28, 2008 was $173.7 million, up from $146.2 million in the comparable prior-year period.
Energy Storage
In the quarter, sales for the Energy Storage segment were $122.0 million, an increase of $30.2 million, or 33%, over the prior year (25% net of the effect of the euro to dollar exchange rate). Second quarter highlights include:
•
36% growth in sales of lead-acid battery separators, driven by higher volume associated with strong core business performance and the acquisition of Microporous Holding Corporation (“Microporous”), strength in the euro to dollar exchange rate, and price adjustments to partially offset ongoing escalation in raw material and energy costs.

•	23% growth in sales of lithium battery separators associated with continued strong demand for consumer electronic products and expanding applications for lithium batteries.

•
Segment operating income of $24.1 million and 20% of sales as compared to $19.9 million and 22% of sales for the prior-year period. As expected, the second quarter operating margin reflects the impact of including the operating results and additional costs associated with the 2008 Microporous and Yurie-Wide Corporation acquisitions. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

In the first six months of the year, Energy Storage segment sales were $225.9 million, an increase of $40.9 million or 22% over the prior year (15% net of the effect of the euro to dollar currency translation). Year to date highlights include:
•	24% growth in sales of lead acid battery separators.

•	16% growth in sales of lithium battery separators.

•	Segment operating income was $47.7 million and 21% of net sales as compared to $39.7 million and 22% of net sales for the same period in the prior year.
Separations Media
In the quarter, sales for the Separations Media segment were $42.7 million, up $3.4 million, or 9%, from the second quarter of 2007. The prior-year period included sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the effect of the euro to dollar exchange rate, sales increased by 10%. Second quarter highlights include:
•
5% growth in sales of healthcare products, driven by strong growth in synthetic hemodialysis membranes and strength in the euro to dollar exchange rate, offset by the impact of the 2007 exit of cellulosic hemodialysis membranes.

•	17% growth in sales of filtration and specialty products, driven by demand for high performance filtration applications and strength in the euro to dollar exchange rate.

•
Segment operating income of $7.6 million and 18% of sales as compared to $4.8 million and 12% of sales for the prior-year period. A table showing the reconciliation of segment operating income to consolidated results is included in this release.

In the first six months of the year, Separations Media segment sales were $84.1 million, an increase of $9.0 million or 12% over the prior year. The prior-year period included sales of cellulosic hemodialysis membranes, which were discontinued in 2007. Excluding those sales and the effect of the euro to dollar exchange rate, sales increased by 15%. Year to date highlights include:
•	11% growth in sales of healthcare products.

•	14% growth in sales of filtration and specialty products.

•	Segment operating income was $14.4 million and 17% of net sales as compared to $9.6 million and 13% of net sales for the same period in the prior year.
Fiscal 2008 Guidance
Consistent with the Company’s annual guidance policy, the estimates for fiscal 2008 remain unchanged from the Company’s increased guidance issued on May 15, 2008 in conjunction with the acquisition of Yurie-Wide Corporation and the completion of a follow-on offering of common shares.

For the year ending January 3, 2009, the Company expects to achieve sales of $595 million to $615 million, Adjusted EBITDA of $172 million to $179 million, and earnings per diluted share in the range of $0.85 to $0.94. These estimates are based on an assumed full-year weighted average fully diluted share count of 42.8 million shares. Additionally, the Company estimates total capital expenditures of approximately $52.0 million in 2008.
Toth added, “The second half of the year will be impacted by the third quarter seasonality of our business and the start up of new production lines. Given the strength of our business to date, we are comfortable with the higher end of our published guidance ranges for fiscal 2008.”
Conference Call
Polypore International, Inc. will hold a conference call to discuss the Company’s second quarter financial results and business outlook on Thursday, July 31, 2008 at 9:00 AM Eastern time. A replay of the conference call will be available through August 13, 2008, via telephone at 719-457-0820. Enter code 8294477. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s web site at http://investor.polypore.net/.
In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s web site.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.
Non-GAAP Supplemental Information
Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs, costs incurred in connection with the purchase of our 10.50% senior discount notes and refinancing of our credit facilities and other non-cash or non-recurring charges. In addition, Adjusted EBITDA includes the pro forma impact of acquisitions as if the acquisitions occurred on the first day of the period presented. Polypore defines Adjusted Net Income as income from continuing operations excluding certain one-time items. Polypore defines Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income and Adjusted Net Income to income from continuing operations and the reconciliation of Adjusted EPS to earnings per share, please see the attached financial tables.
Polypore presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility. Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections. Adjusted Net Income and Adjusted EPS exclude amounts that we do not consider part of our ongoing operating results when assessing performance of the Company. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.
Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, Polypore’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Polypore also presents a range for Adjusted EBITDA on a forward-looking basis. The most directly comparable forward-looking GAAP measure for Adjusted EBITDA is net income. The most directly comparable forward-looking GAAP measure for Adjusted EPS is earnings per share. Polypore is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because we cannot reliably forecast certain items included in the GAAP measures. Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as

“expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facility; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.
Condensed Consolidated Statements of Operation
(unaudited)
(in millions, except share data)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$164.7	$131.1	$310.0	$260.1
Cost of goods sold	105.5	83.3	195.8	164.2
Business interruption insurance recovery	(1.9)	—	(2.4)	—

Gross profit	61.1	47.8	116.6	95.9
Selling, general and administrative expenses	29.7	23.1	55.1	46.6
Business restructuring	—	0.1	—	0.1

Operating income	31.4	24.6	61.5	49.2
Other (income) expense:
Interest expense, net	16.1	23.8	32.0	47.5
Foreign currency and other	(0.5)	0.6	(0.6)	0.4

	15.6	24.4	31.4	47.9

Income from continuing operations before income taxes	15.8	0.2	30.1	1.3
Income taxes	4.6	1.3	8.4	0.3

Income (loss) from continuing operations	11.2	(1.1)	21.7	1.0
Income from discontinued operations, net of income taxes	—	—	2.4	—

Net income (loss)	$11.2	$(1.1)	$24.1	$1.0

Net income (loss) per share — basic and diluted:
Income (loss) from continuing operations	$0.26	$(0.04)	$0.53	$0.04
Income from discontinued operations, net of income taxes	—	0.00	0.05	0.00

Net income (loss)	$0.26	$(0.04)	$0.58	$0.04

Weighted average shares outstanding — basic	41,946,581	25,801,434	41,135,800	25,572,001
Weighted average shares outstanding — diluted	42,194,900	25,801,434	41,376,957	25,750,578

Polypore International, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	June 28, 2008	December 29, 2007 (a)
	(unaudited)

Assets:
Cash and equivalents	$56.1	$54.9
Other	217.6	194.4

Current assets	273.7	249.3

Property, plant and equipment, net	481.8	401.3
Goodwill	601.5	568.8
Intangibles and loan acquisition costs, net	198.5	187.9
Other	31.9	21.7

Total assets	$1,587.4	$1,429.0

Liabilities and shareholders’ equity:
Current liabilities	$92.3	$91.0
Debt and capital lease obligations, less current portion	835.3	816.9
Other	225.5	185.8
Shareholders’ equity	434.3	335.3

Total liabilities and shareholders’ equity	$1,587.4	$1,429.0

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in millions)

	Six Months Ended
	June 28, 2008	June 30, 2007

Operating activities:
Net income	$24.1	$1.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27.4	24.5
Amortization of debt discount	—	13.2
Deferred income taxes	1.1	(6.0)
Business restructuring	—	0.1
Gain on sale of synthetic paper business	(3.8)	—
Other adjustments impacting net cash provided by operating activities	1.0	3.4
Changes in operating assets and liabilities	(7.0)	(4.0)

Net cash provided by operating activities	42.8	32.2
Investing activities:
Purchases of property, plant and equipment	(28.3)	(10.0)
Acquisition of businesses, net of cash acquired	(86.8)	(5.5)
Proceeds from sale of synthetic paper business	4.0	—

Net cash used in investing activities	(111.1)	(15.5)
Financing activities:
Borrowings from revolving credit facility	46.0	—
Payments on revolving credit facility	(46.0)	—
Principal payments on debt	(17.2)	(1.8)
Issuance of common stock , net of fees and expenses	86.2	(0.6)
Repurchases of common stock, net	—	(0.3)

Net cash provided by (used) in financing activities	69.0	(2.7)
Effect of exchange rate changes on cash and cash equivalents	0.5	1.4

Net increase in cash and cash equivalents	1.2	15.4
Cash and cash equivalents at beginning of period	54.9	54.7

Cash and cash equivalents at end of the period	$56.1	$70.1

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted EBITDA
(unaudited, in millions)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net income (loss)	$11.2	$(1.1)	$23.6	$(25.8)
Add:
Depreciation	9.6	7.9	33.9	37.8
Amortization	4.7	4.5	17.9	17.8
Interest expense, net	16.1	23.8	65.5	94.0
Income taxes	4.6	1.3	(7.9)	(19.6)

EBITDA	46.2	36.4	133.0	104.2
Foreign currency loss	(0.3)	0.6	1.0	2.1
Loss on disposal of property, plant, and equipment	0.4	0.5	0.6	19.1
Stock compensation	0.3	0.1	0.9	0.8
Business restructuring	—	0.1	(1.0)	17.8
Costs related to purchase of 10.50% senior discount notes	—	—	30.1	—
Write-off of loan acquisition costs associated with refinancing of senior secured credit facilities	—	—	7.2	—
(Income) loss from discontinued operations, net of income taxes	—	—	(2.4)	0.1
Pro forma adjustment for Microporous and Yuri-Wide acquisitions*	(0.3)	—	3.2	—
Other non-cash or non-recurring charges	0.4	0.3	1.1	2.1

Adjusted EBITDA	$46.7	$38.0	$173.7	$146.2

* The three and twelve months ended June 28, 2008 include pro forma adjustments for the Microporous and Yuri-Wide acquisitions.

Polypore International, Inc.
Supplemental Information
Reconciliation of Adjusted Net Income and Adjusted EPS
(unaudited)
(in millions, except share data)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Income (loss) from continuing operations	$11.2	$(1.1)	$21.7	$1.0
Add:
Inventory purchase accounting adjustment, net of income taxes	0.3	—	0.5	—
Non-cash tax impact of repatriating funds for acquisition	—	—	0.2	—
Business restructuring	—	0.1	—	0.1

Adjusted net income (loss)	$11.5	$(1.0)	$22.4	$1.1

Income (loss) from continuing operations per share — diluted	$0.26	$(0.04)	$0.53	$0.04
Impact of adjustments on income from continuing operations per share — diluted	0.01	—	0.01	0.01

Adjusted earnings per share	$0.27	$(0.04)	$0.54	$0.05

Weighted average diluted shares outstanding — diluted	42,194,900	25,801,434	41,376,957	25,750,578

Polypore International, Inc.
Supplemental Information
Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes
(unaudited, in millions)

	Three Months Ended		Six Months
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Operating income:
Energy Storage	$24.1	$19.9	$47.7	$39.7
Separations Media	7.6	4.8	14.4	9.6
Corporate	(0.3)	—	(0.6)	—

Total segment operating income	31.4	24.7	61.5	49.3
Business restructuring	—	0.1	—	0.1

Total operating income	31.4	24.6	61.5	49.2
Reconciling items:
Interest expense	16.1	23.8	32.0	47.5
Foreign currency and other	(0.5)	0.6	(0.6)	0.4

Income from continuing operations before income taxes	$15.8	$0.2	$30.1	$1.3